--------------------                                        UNITED STATES SECURITIES AND                       --------------------
FORM 4                                                          EXCHANGE COMMISSION                                OMB APPROVAL
--------------------                                           WASHINGTON, D.C. 20549                          --------------------


/ /  CHECK THIS BOX IF NO LONGER SUBJECT TO              STATEMENT OF CHANGES IN BENEFICIAL             OMB NUMBER:       3235-0287
     SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS                         OWNERSHIP                         EXPIRES: SEPTEMBER 30, 1998
     MAY CONTINUE. SEE INSTRUCTION 1(b).(Print                                                          ESTIMATED AVERAGE BURDEN
     or Type Responses)                                 Filed Pursuant to Section 16(a) of the          HOURS PER RESPONSE......0.5
                                                      Securities Exchange Act of 1934, Section          ---------------------------
                                                  17(a) of the Public Utility Holding Company Act
                                                     of 1935 or Section 30(f) of the Investment
                                                                Company Act of 1940

1.  Name and Address of Reporting Person*  2.  Issuer Name AND Ticker or Trading Symbol         6.  Relationship of Reporting
                                                                                                    Person(s) to Issuer
                                                                                                    (Check all applicable)
                                                                                                    X  Director          10% Owner
                                                                                                   ---
                                                                                                   ---          ----
                                                                                                    X  Officer (give         Other
Brown        Harold                           ###-##-####                October, 1999                 ---      title  __   (specify
-------------------------------------------------------------------------------------------                     below)       below
(Last)      (First)   (Middle)            3.  IRS or Social Security    4.  Statement for           --------------    --------------
                                              Number of Reporting           Month/Year
                                              Person (Voluntary)
C/O New England Realty Associates
Limited Partnership
----------------------------------------------------------------        -------------------     7. Individual or Joint/ Group
         (Street)                                                       5. If Amendment,           Filing (Check Applicable Line
                                                                           Date of Original        X Form filed by One Re-porting
                                                                           (Month/Year)              Person
                                                                                                     Form filed by More than One
                                                                                                     Reporting Person
Allston, MA    02134
------------------------------------------------------------------------------------------
(City) (State) (Zip) TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                BENEFICIALLY OWNED
------------------------------------------------------------------------------------------

1. Title of Security  2. Transaction Date  3. Transaction Code  4. Securities Acquired  5. Amount of Securities
   (Instr. 3)                                 (Instr. 8)        (A) or Disposed of (D)   Beneficially Owned at End
                                                                (Instr. 3, 4 and 5)      of Month

                      (Month.
                      Day/
                      Year)
                                           Code V               Amount (A) or           (Instr. 3 and 4)
                                                                       (D) Price
NewR2                                                                                   Gift
Depositary Receipts   10/28/99                                  (A) 37,300              $.0           0
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
1. Title of Security  6. Ownership Form: Direct   7. Nature of
(Instr. 3)            (D) or Indirect (I)         Indirect Beneficial
                                                  Ownership

                      (Instr. 4)                  (Instr. 4)

NewR2
Depositary Receipts   D
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

-------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
4(b)(v)."                                                        (Over)
                                                                 SEC 1474 (7-97)

          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------

1. Title of           2. Conversion or     3. Transaction Date  4. Transaction      5. Number of Derivative
Derivative            Exercise Price of    (Month/Date/Year)    Code                Securities Acquired (A) or
Security              Derivative Security                                           Disposed of (D)


                                                                   (Instr. 8)
(Instr. 3)
                                                                                        (Instr. 3, 4 and 5)

                                                                                         Date Exercisable
                                                                Code V (A) (D)
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------


1. Title of           6. Date Exercisable and
Derivative Security   Expiration Date
(Instr. 3)            (Month/Day/Year)




                      Expiration Date

--------------------------------------------------

--------------------------------------------------

--------------------------------------------------

--------------------------------------------------

--------------------------------------------------

--------------------------------------------------

--------------------------------------------------


--------------------------------------------------

7. Title and Amount   8. Price of          9. Number of         10. Ownership Form of   11. Nature of Indirect
of Underlying         Derivative Security  Derivative           Derivative Security:    Beneficial Ownership
Securities                                 Securities           Direct (D) or Indirect
                                           Beneficially Owned   (I)
                                           at End of Month                              (Instr. 4)


(Instr. 3 and 4)      (Instr. 5)
                                           (Instr. 4)           (Instr. 4)

Title                 Amount or Number of                                               NERA 1994 IRREVOCABLE
                      Shares                                                            TRUST

                                                                                        Prior to this reported Gift - 61,094
                                                                                        Subsequent to this reported - Gift 98,394

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

                                  /s/ Harold Brown                     11/10/99
                                  --------------------------------     --------
                                  ** Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.CC. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.